                                                                      EXHIBIT 12

                        CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN MILLIONS)

                                                  FOR THE SIX           FOR THE NINE
                                                 MONTHS ENDED              MONTHS            FOR THE YEARS ENDED
                                                   MARCH 31,                ENDED               DECEMBER 31,
                                          ---------------------------   SEPTEMBER 30,   -----------------------------
                                             2002           2001            2001            2000            1999
                                          -----------   -------------   -------------   -------------   -------------
                                          (SUCCESSOR)   (PREDECESSOR)    (COMBINED)     (PREDECESSOR)   (PREDECESSOR)
                                          (RESTATED)
Net (loss) income.......................   $(4,116.4)     $  320.2        $  333.8        $  611.6        $  389.4
Provision for income taxes..............       243.3         194.5           274.2           373.9           207.6
                                           ---------      --------        --------        --------        --------
(Loss) earnings before provision for
  income taxes..........................    (3,873.1)        514.7           608.0           985.5           597.0
                                           ---------      --------        --------        --------        --------
Fixed charges:
  Interest and debt expense on
    indebtedness........................       721.3       1,277.9         1,619.8         2,497.7         1,293.4
  Minority interest in subsidiary trust
    holding solely debentures of the
    Company.............................         8.1           9.6            14.4            19.2            19.2
  Interest factor--one-third of rentals
    on real and personal properties.....         7.8           9.0            13.5            19.6            10.6
                                           ---------      --------        --------        --------        --------
Total fixed charges.....................       737.2       1,296.5         1,647.7         2,536.5         1,323.2
                                           ---------      --------        --------        --------        --------
Total (loss) earnings before provision
  for income taxes and fixed charges....   $(3,135.9)     $1,811.2        $2,255.7        $3,522.0        $1,920.2
                                           =========      ========        ========        ========        ========
Ratios of earnings to fixed charges.....     (1)              1.40x           1.37x           1.39x           1.45x
                                           =========      ========        ========        ========        ========

------------------------

(1) Earnings were insufficient to cover fixed charges by $3,873.1 million in the six months ended March 31, 2002.

    Earnings for the six months ended March 31, 2002 included an estimated goodwill impairment charge of $4,512.7 million in accordance with SFAS 142, "Goodwill and Other Intangible Assets."